Exhibit 2.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made this 14th day of June, 2011, by and between Beijing Beautyfresh International Trade Company ("Seller"), a Chinese company registered and operated under the laws of the People’s Republic of China, and Obscene Jeans Corporation  ("Buyer"), a U.S. company registered and operated under the laws of the State of Florida.

RECITALS:

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all Seller's rights, title and interest, if any, in and to certain assets on the terms described below.

NOW, THEREFORE, the parties agree as follows:

1.          Preamble; Preliminary Recitals.

The preamble and preliminary recitals set forth above are by this reference incorporated in and made a part of this Agreement.

2.          Purchase Price

Subject to the provisions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all Seller's rights, title and interest, if any, in and to the Purchased Assets, as defined in this paragraph. The total purchase price for the Purchased Assets shall be $25,000 ("Purchase Price").

3.          Purchased Property

"Purchased Property" includes, but not limited to, all the business, good will, business contracts or agreements, equipment, inventory of goods, all other movable property whether known at this time and all assets of the business known as Beijing Beautyfresh International Trade Company, owned and operated by Seller at the above location whether identified in this agreement or not yet known, hereinafter referred to collectively as the "Property".

4.          Payment of Purchase Price.

Seller acknowledges delivery of the total purchase price, paid in advance of execution of this Agreement.

5.          Covenants of Seller.

Seller hereby covenants and agrees with Buyer that:

a.         Until the Closing Seller shall use its best efforts to maintain its current relationships with suppliers, customers and others having business relations with Seller in connection with the Purchased Property.

b.         Until the Closing, except as may be first approved in writing by Buyer or as is otherwise permitted or contemplated by this Agreement, Seller shall conduct its business and all transactions with respect to the Purchased Property, only in the usual and ordinary course of business consistent with Seller's past practice.

c.         Until the Closing, Seller shall make no sale of assets other than in the ordinary course of Seller's past practice.

6.         Closing.

a.         The consummation of the purchase and sale of the Purchased Property (the "Closing") shall be held at June 8, 2011 or sooner by agreement of the parties, at such place as Buyer and Seller may agree.

b.         At the Closing, Seller shall deliver the Purchased Assets to Buyer and shall deliver the following documents to Buyer:

i.          Such other documents as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

7.         Delivery and Condition of the Purchased Property.

a.         Immediately upon completion of the Closing, Seller shall be deemed to have fully and completely transferred to Buyer all his rights, title and interest, if any, in, as well as possession, custody and control of, the Purchased Property. Seller shall not be liable or responsible for any liabilities or obligations of any kind or nature whatsoever arising out of, under, or related to the Purchased Assets from and after the Closing.

b.         Buyer agrees that it is purchasing and shall take possession of the Purchased Property in their AS IS, WHERE IS condition and acknowledges that it has previously been given the opportunity to and has conducted such investigations and inspections of the Purchased Property as it has deemed necessary or appropriate for the purposes of this Agreement.

8.         Conditions Precedent to Closing.

The performance by Seller and Buyer of their respective obligations under this Agreement is subject to the condition that on the Closing Date no suit, action or other proceeding shall be pending before any court or governmental or regulatory authority which seeks to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

9.         Indemnity.

Buyer shall indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, damages, costs, taxes and obligations (or actions or claims in respect thereof) (including reasonable counsel fees), which Seller may suffer or incur arising out of or based upon:

a.         the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; and

b.         the operation of the Business and the use of any of the Purchased Assets after the Closing.

Seller shall indemnify, defend and hold Buyer harmless from and against any and all losses, liabilities, damages, costs, taxes and obligations (or actions or claims in respect thereof) (including reasonable counsel fees), which Buyer may suffer or incur arising out of or based upon:

c.         the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; and

d.         the operation of the Business and the use of any of the Purchased Property prior to the date of Closing.

10.        Notices.

Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:

If directed to Buyer: Obscene Jeans Corp.	677 N. Washington Blvd., Sarasota, FL 34236

If directed to Seller: Beijing Beautyfresh Int’l Trade Company	Rm 7008, Hengtai Building B, No. 1 Shilipu Road, Chaoyang District, Beijing, 100025

All notices shall be deemed delivered upon receipt.

11.        Survival.

The representations, warranties and covenants contained herein shall not survive the execution and delivery of this Agreement and Closing.

12.        Brokers.

Buyer and Seller each warrants to the other that it has not engaged, consented to, or authorized any broker, investment banker, or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement and no such third party is entitled to any fee or compensation in connection with this Agreement or the transactions contemplated hereby by reason of any action of it.

13.        Amendment and Modification.

This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

14.        Severability.

Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.        Entire Agreement.

This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

16.        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Both parties agree to subject itself to the jurisdiction of the competent court located in the Sarasota County, Florida.

17.        Counterparts.

 This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

18.        Headings, Exhibits.

The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement.  All lettered Exhibits are attached to and by this reference made a part of this Agreement.

19.        Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BEIJING BEAUTYFRESH	OBSCENE JEANS CORPORATION

/s/ HU YUE___________________ HU YUE, Senior Company Official`	/s/ ROBERT FEDEROWICZ______ ROBERT FEDEROWICZ, President